Exhibit 99.1

NEWS RELEASE

CONTACTS: Albert G. White, III VP, Investor Relations and Treasurer Kim Duncan Director, Investor Relations ir@coopercompanies.com	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

THE COOPER COMPANIES ANNOUNCES SECOND QUARTER 2011 RESULTS

PLEASANTON, Calif., June 2, 2011 — The Cooper Companies, Inc. (NYSE: COO) today announced financial results for the fiscal second quarter ended April 30, 2011.

•	Revenue increased 12% year-over-year to $325.3 million. CooperVision (CVI) revenue up 14% to $275.3 million and CooperSurgical (CSI) revenue up 6% to $50.0 million.

•	GAAP earnings per share (EPS) 73 cents, up 63 cents from last year’s second quarter.

•	Non-GAAP EPS $1.02. See “Reconciliation of Non-GAAP EPS to GAAP EPS” below.

•	Free cash flow $41.7 million.

Commenting on the results, Robert S. Weiss, Cooper’s president and chief executive officer said, “I’m very pleased with our second quarter results. Both our vision and surgical businesses posted solid revenue and margin growth, and we remain on track to achieve our long-term objectives. Our fiscal 2011 strategy remains to invest in the business and look for strategic acquisitions, and we continue to evaluate ways to grow our businesses in underpenetrated geographic regions, such as the BRIC countries. We’re raising fiscal 2011 guidance, and we believe our businesses are well positioned for future growth.”

Second Quarter GAAP Operating Highlights

•	Revenue $325.3 million, 12% above second quarter 2010, 8% in constant currency.

•	Gross margin 62% compared with 57% in last year’s second quarter. The improvement was largely a result of manufacturing efficiency improvements and changes in product mix within both CVI and CSI.

•	Operating margin 19% compared with 13% in last year’s second quarter. The improvement was primarily the result of improved gross margins, partially offset by increases in operating expenses.

•	Depreciation and amortization expense $23.5 million, consistent with last year’s second quarter.

•

Interest expense $4.3 million compared with $9.7 million in last year’s second quarter. Interest expense decreased as a result of the redemption of our 7.125% senior notes in February as well as lower average debt.

•	Total debt decreased $49.0 million to $553.2 million.

•	Cash provided by operations $64.9 million and capital expenditures $23.2 million resulted in free cash flow of $41.7 million.

Second Quarter CooperVision (CVI) GAAP Operating Highlights

•	Revenue $275.3 million, up 14% from last year’s second quarter, 8% in constant currency.

•	Revenue by category:

	(In millions) 2Q11	% of CVI Revenue 2Q11	%chg y/y	Constant Currency %chg y/y
Toric	$84.9	31%	14%	11%
Multifocal	18.1	7%	-1%	-3%
Single-use sphere	58.9	21%	17%	8%
Non single-use sphere, other	113.4	41%	15%	8%

Total	$275.3	100%	14%	8%

•	Revenue by geography:

	(In millions) 2Q11	% of CVI Revenue 2Q11	%chg y/y	Constant Currency %chg y/y
Americas	$117.3	43%	6%	6%
EMEA	97.2	35%	12%	5%
Asia Pacific	60.8	22%	34%	19%

Total	$275.3	100%	14%	8%

•	Selected revenue by material:

	(In millions) 2Q11	% of CVI Revenue 2Q11	%chg y/y	Constant Currency %chg y/y
Proclear®	$74.3	27%	7%	3%
Silicone hydrogel	$80.5	29%	49%	45%

•	Gross margin 61%, up from 55% in the second quarter of 2010. The improvement was largely a result of manufacturing efficiency improvements and changes in product mix.

Second Quarter CooperSurgical (CSI) GAAP Operating Highlights

•	Revenue $50.0 million, up 6% from last year’s second quarter, up 5% excluding acquisitions.

•	Revenue by category:

	(In millions) 2Q11	% of CSI Revenue 2Q11	%chg y/y
Office, other	$28.3	57%	1%
Surgical procedures	18.0	36%	16%
Fertility	3.7	7%	11%

Total	$50.0	100%	6%

•	Gross margin 65%, up from 62% in last year’s second quarter. The improvement was largely a result of manufacturing efficiency improvements and changes in product mix.

2011 Guidance

The Company amends its full-year fiscal 2011 guidance. Guidance is summarized as follows:

	FY11 Guidance	FY11 Guidance
	Old	New
Revenues (In millions)
Total	$1,265 - $1,290	$1,280 - $1,300
CVI	$1,070 - $1,085	$1,080 - $1,095
CSI	$195 - $205	$200 - $205
EPS
GAAP	$3.60 - $3.80	$3.90 - $4.05
Non-GAAP*	$3.70 - $3.90	$4.00 - $4.15
Free Cash Flow (In millions)	$180 - $210	$190 - $210

*	Excludes the impact of the 2009 CVI manufacturing restructuring plan, items related to acquisitions and costs related to the redemption of our senior notes. See “Reconciliation of Non-GAAP EPS to GAAP EPS” below.

Reconciliation of Non-GAAP EPS to GAAP EPS

To supplement our financial results and guidance presented on a GAAP basis, we use non-GAAP measures that we believe are helpful in understanding our results. The non-GAAP measures exclude restructuring costs and costs related to acquisitions, including the one-time gain on settlement of a preexisting relationship related to the acquisition of certain assets from Aime, and the redemption cost associated with the extinguishment of our senior notes on February 15, 2011. We exclude these items because we do not consider them reflective of our ongoing operating performance. Our non-GAAP financial results and guidance are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements and guidance prepared in accordance with GAAP. Management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning and forecasting for future periods.

Non-GAAP net income and diluted EPS for the fiscal second quarter of 2011 excludes $16.5 million or 29 cents per share related to the extinguishment of senior notes. Fiscal 2011 guidance excludes costs related to the 2009 CooperVision manufacturing restructuring plan, items related to acquisitions and costs related to the redemption of our senior notes.

The restructuring costs, primarily severance and costs associated with assets related to the closure of the Norfolk manufacturing plant, are recorded primarily in cost of sales. We completed the restructuring plan in the fiscal first quarter of 2011 and recognized total pre-tax restructuring charges under this plan of $23.1 million. We recognized $1.9 million in fiscal 2011, $16.1 million in fiscal 2010 and $5.1 million in fiscal 2009. In our fiscal first quarter 2011, we separately reported the one-time gain on settlement of a preexisting relationship related to the acquisition of certain assets from Aime of $6.1 million in operating income. Also in our fiscal first quarter 2011, acquisition costs of $0.2 million, principally legal and other due diligence costs, were primarily recorded in selling, general and administrative expense. We believe it is useful for investors to understand the effects of these restructuring costs and acquisition items on our total operating results.

We also report revenue growth using the non-GAAP financial measure of constant currency revenue. Management presents and refers to constant currency information so that revenue results may be evaluated excluding the effect of foreign currency rate fluctuations. To present this information, current period revenue for entities reporting in currencies other than United States dollars are converted into United States dollars at the average foreign exchange rates for the corresponding period in the prior year.

	Three Months Ended April 30,
	2011 GAAP	Adjustments	2011 Non-GAAP
Operating income	$60,256	$—	$60,256
Income before income taxes	$39,720	$16,487	$56,207
Provision for income taxes	$4,360	$2,816	$7,176
Net income	$35,360	$13,671	$49,031

Diluted EPS	$0.73	$0.29	$1.02

	Fiscal 2011 EPS Guidance
	2011 GAAP	Adjustments	2011 Non-GAAP
Diluted EPS	$3.90 - $4.05	$0.10	$4.00 - $4.15

Conference Call and Webcast

The Company will host a conference call today at 5:00 p.m. ET to discuss its second quarter 2011 financial results. The dial in number in the United States is +1-866-510-0705 and outside the United States is +1-617-597-5363. The passcode is 12679256. There will be a replay available approximately two hours after the call ends until Thursday, June 9, 2011. The replay number in the United States is +1-888-286-8010 and outside the United States is +1-617-801-6888. The replay passcode is 19595795. This call will be broadcast live on our website at www.coopercos.com and at www.streetevents.com. A transcript will be available on our website following the conference call.

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE Euronext (NYSE: COO). Cooper is dedicated to serving the needs of the healthcare professional, improving the quality of life for its employees and customers and providing market leading products. Cooper’s commitment to health and wellness is reflected through its corporate culture and global initiatives to promote healthy life choices for its employees. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to crafting quality lenses for contact lens wearers and providing focused practitioner support. CooperSurgical focuses on supplying women’s health clinicians with market leading products and treatment options to improve the delivery of healthcare to women. Both companies provide superior product range and quality, along with friendly customer service and a drive to continually innovate. Cooper and CooperVision are headquartered in Pleasanton, CA, and CooperSurgical is headquartered in Trumbull, CT.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including all statements regarding anticipated growth in our revenue, expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in the global or regional general business, political and economic conditions due to the current global economic downturn, including the impact of continuing uncertainty and instability of United States and international credit markets that may adversely affect the Company’s or its customers’ ability to meet future liquidity needs; limitations on sales following new product introductions due to poor market acceptance; new competitors, product innovations or technologies; a major disruption in the operations of our manufacturing, research and development or distribution facilities due to technological problems, natural disasters or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel lenses; the impact of acquisitions or divestitures on revenues, earnings or margins; losses arising from future litigation, including the risk of adverse decisions or settlements related to litigation, or product recalls; interest rate and foreign currency exchange rate fluctuations; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill; changes in United States and foreign government regulations of the retail optical industry and of the healthcare industry generally; changes in tax laws or their interpretation and changes in effective tax rates; dilution to earnings per share from acquisitions or issuing stock and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2010, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	April 30, 2011	October 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$8,430	$3,573
Trade receivables, net	203,764	197,490
Inventories	249,382	227,902
Deferred tax assets	28,989	28,828
Other current assets	47,870	33,547

Total current assets	538,435	491,340

Property, plant and equipment, net	606,005	593,887
Goodwill	1,277,904	1,261,976
Other intangibles, net	127,949	114,177
Deferred tax assets	29,730	23,072
Other assets	45,169	40,566

	$2,625,192	$2,525,018

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$29,097	$19,159
Other current liabilities	177,053	180,361

Total current liabilities	206,150	199,520

Long-term debt	524,118	591,977
Other liabilities	63,640	46,543
Deferred tax liabilities	20,958	20,202

Total liabilities	814,866	858,242

Stockholders’ equity	1,810,326	1,666,776

	$2,625,192	$2,525,018

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(In thousands, except earnings per share amounts)

(Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2011	2010	2011	2010
Net sales	$325,301	$289,271	$618,530	$549,530
Cost of sales	123,539	125,778	240,162	236,274

Gross profit	201,762	163,493	378,368	313,256
Selling, general and administrative expense	126,382	111,340	239,835	211,918
Research and development expense	10,390	8,573	20,117	16,200
Restructuring costs	—	47	—	410
Gain on settlement of preexisting relationship	—	—	6,080	—
Amortization of intangibles	4,734	4,499	9,447	8,716

Operating income	60,256	39,034	115,049	76,012
Interest expense	4,268	9,730	11,219	19,955
Loss on extinguishment of debt	16,487	—	16,487	—
Litigation settlement charge	—	27,000	—	27,000
Other income (expense), net	219	168	(514)	(2,159)

Income before income taxes	39,720	2,472	86,829	26,898
Provision for (benefit from) income taxes	4,360	(1,984)	6,174	2,020

Net income	$35,360	$4,456	$80,655	$24,878

Diluted earnings per share	$0.73	$0.10	$1.69	$0.54

Number of shares used to compute earnings per share	48,239	46,367	47,807	46,197

Soft Contact Lens Revenue Update

Worldwide Market vs. CooperVision (Constant Currency)

The data below is extracted from a compilation of industry participants’ revenue by the Contact Lens Institute (CLI), an independent market research firm. This data is compiled using gross product sales at foreign exchange rates set by CLI. It therefore excludes items such as discounts, rebates, currency hedges and freight reimbursements.

Worldwide Manufacturers’ Soft Contact Lens Revenue

(U.S. dollars in millions; constant currency; unaudited)

	Calendar 1Q11			Calendar 2010
	Market	Market Change	CVI Change	Market	Market Change	CVI Change
Sales by Category
Spheres	$1,304	5%	2%	$5,081	4%	9%
Torics	319	7%	11%	1,207	10%	16%
Multifocal	77	5%	(6%)	306	19%	2%

WW Soft Contact Lenses	$1,700	5%	4%	$6,594	5%	10%

Sales by Modality
Single Use	$615	10%	7%	$2,369	8%	11%
Other	1,085	2%	3%	4,225	4%	10%

WW Soft Contact Lenses	$1,700	5%	4%	$6,594	5%	10%

Sales by Material
Hydrogel	$982	(1%)	(7%)	$3,961	(3%)	(4%)
Silicone Hydrogel	718	14%	44%	2,633	21%	95%

WW Soft Contact Lenses	$1,700	5%	4%	$6,594	5%	10%

Sales by Geography
Americas	$659	3%	2%	$2,506	7%	13%
EMEA	491	7%	5%	1,907	7%	11%
Asia Pacific	550	6%	6%	2,181	2%	3%

WW Soft Contact Lenses	$1,700	5%	4%	$6,594	5%	10%

United States	$568	3%	3%	$2,138	7%	13%
International	1,132	6%	5%	4,456	5%	8%

WW Soft Contact Lenses	$1,700	5%	4%	$6,594	5%	10%

COO-E

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